GENERAL RELEASE AND SEVERANCE AGREEMENT
                   ---------------------------------------

     This General Release and Severance Agreement (hereafter "Agreement") is hereby entered into between Alvin A. Smith ("Executive"), and Getty Petroleum Marketing Inc., a Maryland corporation ("Employer").

     WHEREAS, Executive is, or prior to the execution of this Agreement has been, an employee of Employer;

     WHEREAS, Executive and Employer now desire to terminate this employment relationship and fully and finally to resolve all matters between them;

     THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, Executive and Employer ("the parties") hereby agree as follows:

     1. Termination of Employment. Executive hereby irrevocably agrees to resign his employment with Employer, effective November 1, 1997 (the "Effective Date of Retirement").

     2.   Salary and Benefit Continuation.

          a. For a period of five years from the Effective Date of Retirement (such period the "Continuation Period"), Employer shall make severance payments to Executive at the annual rate of $286,998.91. Such payments will be made in installments in accordance with Employer's then applicable payroll practices for senior executives, and shall be reduced for applicable withholding. Should the Executive die during the Continuation Period, Employer shall continue making such payments for the remainder of such period to such primary or contingent beneficiaries as Executive shall have designated in writing to the Employer, referring to this Section of this Agreement, or, in the event no such designation shall be in effect at the Executive's death, to the Executive's spouse at the time of his death, or in the event no spouse shall survive him, to the Executive's estate.

          b. During the Continuation Period Employer shall also continue to provide at its expense coverage for Executive and his family under Employer's health, dental and life insurance plans then in effect for its senior executives as set forth in the Change of Control Agreement (as hereinafter defined). Notwithstanding the foregoing, if as of the Effective Date of Retirement or at any time thereafter during the Continuation Period, Employer cannot represent to Executive that such plans are non-discriminatory within the meaning of Section 105(h) of the Internal Revenue Code of 1986, as amended, then Employer shall provide such coverage to the Executive and his family through the purchase by Employer of individual insured plans as set forth in the Change of Control Agreement. Should the Executive die during the Continuation Period, Employer shall continue to provide such medical and dental coverage for the remainder of such period to Executive's spouse at the date of his death. The Continuation Period shall be co-extensive with, and shall fully discharge Employer's obligations to provide, any period of "continuation coverage" to which Executive (or any of his dependents or beneficiaries) may be entitled pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended. To the extent provided by law or the terms of the applicable employee benefit plans, Executive will be offered the opportunity at the end of the Continuation Period to convert his group benefits to individual coverage, at his expense, at non-group rates, if such coverage is available.

     3. Accrued Vacation and Sick Pay. On the Effective Date of Retirement, Employer will pay Executive for his accrued but unused vacation and sick days.

     4.   Additional Benefits.   Employer shall pay or cause to be paid to
Executive all of his benefits accrued under Employer's 401(k) plan and Supplemental Deferred Compensation program as of the Effective Date of Retirement. Except as described in Sections 2 and 5 hereof all other compensation, benefits or perquisites shall cease upon the Effective Date of Retirement.

     5.   Stock Options.   Any existing right of Executive with respect to
options to purchase stock of Employer or any predecessor (including any right to tax gross-up upon exercise), shall continue in accordance with its terms following the Effective Date of Retirement except that Executive shall be treated as an employee of the Employer thereunder until the earlier of the expiration of the Continuation Period or the date of his death. Notwithstanding the foregoing, if the terms of this Section 5 shall conflict with the option plan or the grant letters, then Employer and any predecessor shall enter into a contractual option which provides Executive with equivalent benefits.

     6.   Benefits through Effective Date of Retirement.   Employer shall make
all payments and contributions required under the terms of Employer's applicable employee benefit plans to be made on Executive's behalf prior to the Effective Date of Retirement. To the extent permitted under the terms of applicable employee benefit plans, Employer has paid and will continue to pay, for periods up to and including the Effective Date of Retirement, any life and disability insurance premiums pertaining to Executive which would be necessary to maintain such coverage for Executive as Employer provides to otherwise similarly-situated employees. However, Employer makes no representation that such coverage will be available to Executive for periods while he is or has not been actively employed.

     7. No Other Payments. Executive understands and agrees that Employer's obligations hereunder are in full satisfaction of any obligations it may have to Executive pursuant to any other agreements with him including, without limitation, the "change of control" Agreement dated December 9, 1994 and amended March 7, 1996, to which Getty Petroleum Corp. and Executive are parties, and the letter agreement dated April 8, 1997, to which Executive and Employer are parties (collectively, the "Change of Control Agreement") and therefore that Employer shall make no other payments to Executive, and shall have no other obligations to Executive except as described in this Agreement.

     8. Consultation After Effective Date of Retirement. Executive agrees that following his Effective Date of Retirement he will continue to make himself available for reasonable part-time consultation relating to contract negotiations, union matters and other business of the Company with Employer
and Employer's agents and employees.   Such consultation (a) may also include
Executive's making himself reasonably available for interviews by Employer's counsel, depositions, and/or court appearances upon Employer's request and (b) except as described in subsection (a) shall neither exceed ten hours per week nor 10 weeks per year nor require Executive's time during regular business hours in conflict with any activities of Executive. In no event shall such consultation obligation require Executive to change his place of principal residence. Executive will not perform any services for Employer except as explicitly and specifically authorized by Employer, and will not enter the premises of Employer or communicate with government agencies, labor unions, adverse parties in actual or potential litigation, suppliers, service providers, customers, or employees of Employer regarding Employer's business or Executive's employment status without the express written authorization of Employer. Employer agrees that it will reimburse Executive for reasonable expenses, such as telephone, travel, lodging, and meal expenses, incurred by Executive at Employer's request or with Employer's approval, consistent with Employer's generally applicable policies for employee expenses. Executive agrees that he will notify Employer of all pertinent facts if he is contacted by any government agency with reference to Employer's business, or by any person contemplating or maintaining any claim or legal action against Employer, or by any agent or attorney of such person. No claimed breach of this Section 8 by Executive will provide Employer with a basis for suspending the payments referred to in Section 2 hereof; provided, however, that Employer hereby expressly reserves all other rights relating to enforcement of this
Section 8 as set forth in Section 16.

     9. Release of Claims by Employer. Employer agrees hereby forever to release, discharge, and covenant not to sue Executive, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys' fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, "Claims"), which Employer has or may have had against Executive based on any events or circumstances arising or occurring on or prior to the Effective Date of Retirement including without limitation any and all claims arising out of Executive's employment with Employer or the termination thereof provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to any obligation assumed under this Agreement by Executive.

     10. General Release of Claims by Executive. Executive agrees for Executive, Executive's spouse and child or children (if any), Executive's heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue Employer, Employer's past, present, or future parents, affiliated, related, and/or subsidiary entities, and all of their past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which Executive is or has been a participant by virtue of his employment with Employer (or any of such entities), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys' fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which Executive has or may have had against such entities based on any events or circumstances arising or occurring prior to the Effective Date of Retirement arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (a) Executive's employment with the Employer or the termination thereof or (b) the Executive's status at any time as a holder of any securities of the Employer or any predecessor, and any and all claims arising under federal, state, or local laws relating to employment or securities, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934 and similar state or local statutes, ordinances, and regulations, provided, however, notwithstanding anything to the contrary set forth herein, that this General Release shall not extend to
(x) benefit claims under employee pension benefit plans in which Executive is a participant by virtue of his employment with Employer (or any of such entities) or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Agreement by Executive, and (y) any obligation assumed under this Agreement by Employer.

     Notwithstanding the foregoing, Executive shall continue to be indemnified by Employer and any predecessor in accordance with the indemnification provisions in effect on the Effective Date of Retirement including, without limitation, the advancement of legal fees, in respect to all claims by third parties that may be made at any time in the future against Executive relating to his employment with Employer and any predecessor.

     11. Release of Age Discrimination Claims; Periods for Review and Reconsideration.

          a. Executive understands that this Agreement includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). Executive understands and warrants that he has been given a period of twenty-one (21) days to review and consider this Agreement. Executive is hereby advised to consult with an attorney prior to executing the Agreement. By his signature below, Executive warrants that he has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of the Agreement. Executive further warrants that he understands that he may use as much or all of his 21-day period as he wishes before signing, and warrants that he has done so.

          b. Executive further warrants that he understands that he has seven (7) days after signing this Agreement to revoke the Agreement by notice in writing to Leo Liebowitz, Getty Petroleum Marketing Inc., 125 Jericho Turnpike, Jericho, NY 11753. This Agreement shall be binding, effective, and enforceable upon both parties upon the expiration of this seven-day revocation period without Mr. Liebowitz having received such revocation, but not before such time.

     12.  Trade Secrets.

          a. Except as required pursuant to legal process, Executive shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to Employer (or which Employer has a right to use), including, without limitation, information with respect to Employer's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of Employer (and any successor or assignee of Employer).

          b. Within 30 days following the Effective Date of Retirement, Executive will deliver to Employer all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning Employer's customers, business plans, marketing strategies, products or processes and/or which contain proprietary information or trade secrets.

     13.  Non-Competition.

          a. Executive shall not, at any time during the Continuation Period, without the prior written consent of the Board of Directors of Employer, directly or indirectly engage in, or have any interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in the retail or wholesale sale of branded gasoline or branded diesel oil in any of the states of Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Vermont or Virginia; provided, however, that Executive shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired is not more than one percent of the outstanding shares of such corporation and provided further that such restrictions shall not apply to ownership or operation of up to twenty-five retail gasoline stations.

          b.  Executive shall not at any time within the Continuation Period
(i) directly or indirectly, by or for himself, or as the agent of another, or through others as an agent, in any way solicit or induce, or attempt to solicit or induce, any employee, officer, representative, consultant, or other agent of Employer whether such person is presently employed by Employer or may hereinafter be so employed, to leave Employer's employ or otherwise interfere with the employment relationship between any such person and Employer; and
(ii) directly or indirectly, by or for himself, or as the agent of another, or through others as an agent, in any way solicit, or attempt to divert, take away or call on (on behalf of a competitor of Employer) any customers or potential customers of Employer or any of their respective successors and assigns.

     14. Confidentiality. Executive agrees not to disclose the financial terms of this Agreement to any person, agency, institution, company, or other entity unless Employer agrees to such disclosure in advance and in writing, provided that Executive may, without such permission, disclose that Executive retired from his employment and make such disclosures as are required by courts or government agencies or appropriate jurisdiction or otherwise by law, including disclosures to taxing agencies, and disclose the terms of this agreement to his attorney(s), accountant(s), tax advisor(s), and other professional service provider(s), as reasonably necessary, and to his spouse and immediate family. However, to the extent Executive discloses information about the financial terms of this Agreement, Executive agrees to instruct such person(s) that the financial terms of this Agreement are strictly confidential and are not to be revealed to anyone else except as required by law, and Executive guarantees that such person(s) shall make no further disclosure of such information and accepts responsibility for any such disclosure as such person(s) may make as though the disclosure were made directly by Executive. Employer agrees that it will respect the confidentiality of this Agreement by not disclosing its terms, existence, or negotiation to any person not employed by Employer or one of its present or future parents, subsidiaries, or affiliates, provided that Employer may disclose such information to any bona fide potential purchaser of all or any part of its business and may disclose that Executive resigned from his employment and make such disclosures as are required by courts or government agencies of appropriate jurisdiction or otherwise by law, including disclosures to taxing agencies, and disclose the terms of this agreement to their attorney(s), accountant(s), tax advisor(s), or other professional service provider(s), as reasonably necessary. The obligations of each the parties pursuant to the provisions of this Section 14 shall continue in force until the earlier of (a) the tenth anniversary of the Effective Date of Retirement or (b) the filing of a copy of this Agreement with, or the disclosure of the material terms of this Agreement to, the Securities and Exchange Commission, pursuant to its rules.

     15. Non-Disparagement. Each of the parties agrees that it will not disparage or denigrate to any person any aspect of his or its past relationship with the other, nor the character of the other or the other's agents, representatives, predecessors, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony requested of either party hereto by any court or government agency. In the event any government agency or any of Employer's present or future labor unions, adverse parties in actual or potential litigation, suppliers, service providers, employees or customers initiate communications with Executive, Executive agrees that he will inform any such persons, consistent with this paragraph, of his change in status and direct such persons to an appropriate office or current employee of Employer.

     16. Condition on Certain Obligations of the Employer. Each of the parties agrees that the other party hereto is likely to suffer adverse financial and/or employee relations consequences in the event either of the above confidentiality or non-disparagement provisions is breached and that each party's agreement to each such provision is a material portion of the consideration received by the other party hereunder. Each of the parties therefore agrees that in the event of such breach, the other party shall have all rights and remedies under law or equity including, without limitation, the right upon discovery of such breach to obtain an injunction against any further breaches. This paragraph is not intended to limit any other remedies, in damages or otherwise, that may be available to either party for such breach.

     17. Taxes. To the extent any taxes may be due on the payments to Executive provided in this Agreement beyond any withheld by Employer, Executive agrees to pay them himself and to indemnify and hold Employer and other entities released by Executive herein harmless for any tax claims or penalties resulting from such payments. Executive further agrees to provide any and all information pertaining to Executive upon request as reasonably necessary for Employer and other entities released herein to comply with applicable tax laws. This provision shall not affect any tax gross-up obligation of Employer or any predecessor upon Executive's exercise of stock options.

     18. Mitigation. Executive shall be under no obligation to obtain any new employment during the Continuation Period and any compensation earned by Executive during such period shall not reduce any obligation of Employer or any predecessor hereunder.

     19. Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the court should attempt to limit or otherwise modify such provision so as to make it enforceable, and if such portion cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This paragraph shall not operate, however, to sever Executive's obligation to provide a full and binding release to all entities intended to be released above from Executive's entitlement to cash payments hereunder from Employer. In the event Executive should in the future contend that Executive's release of claims is for any reason void, imperfect, or incomplete, Executive may not pursue any claim against Employer (or any other party intended to be released herein) to establish the invalidity of the release or premised (in whole or in part) on the invalidity of the release before or without repaying to Employer the full amount of such cash payments he has received, less the reasonable value of services actually provided pursuant to this Agreement, and applicable statutes of limitations shall be deemed to run in regard to Executive's claims without regard to the parties' entry into this Agreement. The preceding sentence shall not operate to limit the scope or effect of Executive's covenant not to sue.

     20. Conditions of Validity. This Agreement shall not be deemed valid, binding or effective unless and until (1) both parties have signed, (2) Executive's signature is notarized, and (3) both parties have executed the Agreement within a single thirty (30) day period.

     21. Understanding and Authority. The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

     22. Due Authorization. Employer and Getty Realty Corp. ("Getty Realty") represent to Executive that each has all requisite authority and authorization to enter into this Agreement, and that the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action and will not conflict with any obligation of either such companies under law, agreement or otherwise.

     23. Governing Law. This Agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York.

     24. Binding on Successors. This Agreement will be binding upon and inure to the benefit of Employer, Executive, Getty Realty and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

     25. Legal Fees. Employer will pay all reasonable legal fees not in excess of $5,000 incurred by Executive pursuant to the negotiation of this Agreement.


     Executive understands, agrees and represents that the covenants made herein and the releases herein executed may substantially affect his rights and liabilities and agrees that the covenants and releases provided herein are in Executive's best interest. Executive represents and warrants that in negotiating and executing this Agreement Executive has had an adequate opportunity to consult with competent legal counsel of his choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises, or agreements between Employer and Executive other than those expressly set forth in writing herein.

     The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.




                           [signature pages follow]




     IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

/s/ Alvin A. Smith                                July 18, 1997
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Alvin A. Smith                                    Date



GETTY PETROLEUM MARKETING INC.


By: /s/ Leo Liebowitz                             July 18, 1997
    ----------------------------------------      ------------------------
    Leo Liebowitz                                 Date

Title: President and Chief Executive Officer


Getty Realty hereby guarantees the full performance of the obligations of Employer hereunder. Employee may enforce this guarantee directly against Getty Realty if Employer fails to perform any of its obligations under this Agreement for five or more days after Executive notifies Employer of such failure.


GETTY REALTY CORP.


By /s/ Leo Liebowitz                              July 18, 1997
   -------------------------------------------    ----------------------
   Leo Liebowitz                                  Date

Title: President and Chief Executive Officer